FORESIDE FUND SERVICES, LLC

SELLING GROUP MEMBER AGREEMENT

ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC

This agreement is made and effective as of this    day of      , 20 , by and between Foreside Fund Services, LLC (“Distributor”) and [INTERMEDIARY NAME] (“Selling Group Member” or “Intermediary”) and, together with Distributor, the “Parties”);

WHEREAS, Adams Street Private Equity Navigator Fund LLC (the “Fund”) is registered under the Investment Company Act of 1940 (“1940 Act”), as a closed-end management investment company and is authorized to issue shares of limited liability company interests (“Shares”);

WHEREAS, Distributor serves as principal underwriter in connection with the offering and sale of the Shares pursuant to a distribution agreement (“Distribution Agreement”); and

WHEREAS, Intermediary desires to serve as a selling group member of the Fund;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.    Selling Group Member. Intermediary represents that it is properly qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement. In addition, Intermediary agrees to comply with the rules of the Financial Industry Regulatory Authority (“FINRA”) as if they were applicable to Intermediary in connection with its activities under this agreement. As such, Intermediary agrees that any obligations arising in connection with this agreement under FINRA Rule 2111 (the “Suitability Rule”) and/or Rule 15l-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) (“Regulation Best Interest”), shall be the responsibility of Selling Group Member and not of the Fund or Distributor. Intermediary agrees that it is responsible for recommending Shares to a customer only if it has determined that the recommendation is, as applicable, suitable for the customer in accordance with the requirements under the Suitability Rule or in the best interests of the customer in accordance with the requirements under Regulation Best Interest, and that neither the Fund nor the Distributor has any responsibility for such determination. Intermediary shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to Intermediary’s transactions in Shares. Intermediary shall at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations and (ii) the terms of each registration statement and prospectus for the Fund.

2.    Qualification of Shares. The Fund will make available to Intermediary a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. Intermediary will make offers of Shares to its eligible customers only in those states and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

3.    Orders. All orders Intermediary submits for transactions in Shares shall reflect orders received from its customers or shall be for its account for its own bona fide investment. Intermediary will date and timestamp its customer orders and forward them promptly each day and in any event prior to the time required by the Fund’s prospectus (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein). As agent for its customers, Intermediary shall not withhold placing customers’ orders for any Shares so as to profit Intermediary or its customers as a result of such withholding. Subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time, Intermediary is hereby authorized to (i) place orders directly with the Fund for the purchase of Shares and (ii) tender Shares directly to the Fund for repurchase. All purchase orders Intermediary submits are subject to acceptance or rejection by the Fund in accordance with the terms of its governing documents and its Prospectus, and Distributor reserves the right to suspend or limit the sale of Shares. It is expected that Shares will be offered in a continuous offering at net asset value (“NAV”), and certain Share classes may be sold with a front-end sales load. Intermediary acknowledges and agrees, however, that there is no assurance that the Fund will engage in a continuous offering of Shares and may determine not to do so in its sole discretion. Intermediary is not authorized to make any representations concerning Shares except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to Intermediary with respect to the Fund. All orders that are accepted for the purchase of Shares shall be executed at NAV per share on the relevant subscription date, less any applicable charges and expenses for which the Fund has determined to charge shareholders as permitted by law and described in the Prospectus.

4.    Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each Party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Intermediary is authorized to distribute to Intermediary’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or Distributor (acting on behalf of the Fund) (on the terms and for the period specified by Distributor or stated in such material). Intermediary is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without Distributor’s prior written approval, but Intermediary may identify the Fund in a listing of closed-end funds available through Intermediary to its customers. Unless otherwise mutually agreed in writing, Intermediary shall deliver or cause to be delivered to each customer who purchases Shares from or through Intermediary, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or Distributor. If required by Rule 10b-10 under the 1934 Act or other Applicable Laws, Intermediary shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

5.    Sales Charges and Concessions. [not applicable].

6.    Transactions in Shares. (a) With respect to all orders Intermediary places for the purchase of Shares, unless otherwise agreed, settlement shall be made with the Fund within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that Intermediary cancels the trade for any reason, Intermediary shall be responsible for any loss resulting to the Fund or to Distributor from Intermediary’s failure to make payments as aforesaid. Intermediary shall not be entitled to any gains generated thereby. Intermediary also assumes responsibility for any loss to the Fund caused by any order placed by Intermediary on an “as-of” basis subsequent to the trade date for the order and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and/or to Distributor prior to the Fund’s acceptance of any such order.

(b) Intermediary acknowledges that the Fund intends, but is not obligated, to conduct periodic tender offers to repurchase Shares (each, a “Repurchase Offer”) as described in the Fund’s then current Prospectus. Repurchases of Shares will be made at the then-current NAV of such Shares in accordance with the applicable Repurchase Offer and then current Prospectus, less any applicable charges and expenses for which the Fund has determined to charge shareholders as permitted by applicable law. No “as of” trades will be accepted for repurchases. Intermediary agrees to transmit to its customers any Repurchase Offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to transmit repurchase requests from its customers to the Fund or the Fund’s transfer agent or other designee, as determined by the Fund in its sole discretion, by the applicable repurchase request deadline as specified in the Repurchase Offer and applicable Prospectus. Intermediary acknowledges and agrees that Shares will not be repurchased by either the Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares exists currently or is expected to develop, and therefore that the Shares have very limited liquidity. Intermediary also acknowledges and agrees that, in the event one or more of Intermediary’s customers cancels their order for Shares after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by the Fund, other than that which is set forth in the Fund’s then current Prospectus or a Repurchase Offer notice issued by the Fund, is expressly prohibited.

7.    Accuracy of Orders; Customer Signatures. Intermediary shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Intermediary shall guarantee the signatures of its customers when such guarantee is required by the Fund, and Intermediary shall indemnify and hold harmless all persons, including Distributor and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.    Indemnification. Intermediary shall indemnify and hold harmless Distributor and Distributor’s officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses (collectively, the “Losses”) resulting from any breach by Intermediary of any provision of this agreement.

Distributor shall indemnify and hold harmless Intermediary and Intermediary’s officers, directors, agents and employees from and against any Losses resulting from (i) any breach by Distributor of any provision of this agreement or (ii) any untrue statement of a material fact set forth in the Fund’s Prospectus or supplemental sales material provided to Intermediary by Distributor (and used by Intermediary on the terms and for the period specified by Distributor or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

9.    Anti-Money Laundering Compliance. Each Party acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants that it is in compliance with and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects. Intermediary shall cooperate with Distributor to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Distributor or the Fund to ensure compliance with AML Laws. Intermediary also shall provide for screening its own new and existing customers against the Office of Foreign Assets Control list and any other government list that is or becomes required under the AML Acts.

10.    Privacy. The Parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Party to perform the services set forth in this agreement. Each Party will, with respect to such information, comply with Reg S-P and will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

11.    Servicing Fees. Subject to and in accordance with the terms of the Prospectus and the Fund’s Rule 12b-1 Plan adopted by resolution of the Fund’s board (the “Board”) which operates in a manner consistent with Rule 12b-1 under the 1940 Act, Distributor may pay financial institutions with which Distributor has entered into an agreement in substantially the form annexed hereto as Appendix A, or such other form as may be approved from time to time by the Board, such fees as may be determined in accordance with such fee agreement, for shareholder or administrative services, as described therein. With respect to such payments to Intermediary, Distributor shall have only the obligation to make payments to Intermediary after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Intermediary. If applicable, Intermediary hereby authorizes Distributor to pay Intermediary’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on Intermediary’s behalf. In such case, Intermediary acknowledges and agrees that after Distributor has made payment of such fees to Intermediary’s Clearing Agent on Intermediary’s behalf: (i) Intermediary’s Clearing Agent is solely responsible and liable for direct payment of such fees to Intermediary, and Distributor will not pay Intermediary directly, (ii) Distributor cannot guarantee payment by Intermediary’s Clearing Agent of such fees to Intermediary, and (iii) should Intermediary not receive payment of such fees from Intermediary’s Clearing Agent for any reason, Intermediary’s sole recourse is against Intermediary’s Clearing Agent. Intermediary hereby represents that Intermediary is permitted under Applicable Laws to receive all payments for shareholder services contemplated herein.

12. Multi-Class Distribution Arrangements. Intermediary understands and acknowledges that the Fund may offer multiple classes of Shares. Intermediary represents and warrants that it has established compliance procedures designed to ensure (i) that its customers are made aware of the terms of each available class of Shares, (ii) that each customer is offered only Shares that are suitable investments for him or her, (ii) that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus and (iii) proper supervision of its representatives in recommending and offering the Shares of multiple classes to its customers.

13. Order Processing. Intermediary represents that it has reviewed its policies and procedures to ensure that they are adequate with respect to preventing violations of law and Prospectus requirements related to timely order-taking and market timing activity, in that such policies and procedures prevent (i) the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day’s NAV per share and (ii) the purchase of Shares by an individual or entity whose stated objectives are not consistent with the stated policies of the Fund in protecting the best interests of longer-term investors, particularly where such investor may be seeking market timing or arbitrage opportunities through such purchase. Intermediary represents that it will be responsible for the collection and payment to the Fund of any repurchase fees based upon the terms outlined in the Fund’s Prospectus.

14. Records. Intermediary will (a) maintain all records required by Applicable Laws to be kept by it relating to transactions in Shares by or on behalf of its customers and compensation received by Intermediary in respect thereto; and (b) upon request by the Fund or Distributor promptly make such records available to such requesting party.

15. Shareholder Information. Intermediary shall comply with the requirements set forth on Appendix B regarding the provision of shareholder information pursuant to Rule 22c-2 of the 1940 Act.

16.    Amendments. This agreement may be amended from time to time by the following procedure. Distributor will mail a copy of the amendment to Intermediary at Intermediary’s address shown below. If Intermediary does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Intermediary’s objection must be in writing and be received by Distributor within such fifteen (15) days. All amendments shall be in writing and, except as provided above, executed by both Parties.

17.    Termination. This agreement may be terminated by either Party, without penalty, upon ten (10) days’ prior written notice to the other Party. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

18.    Assignment. This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other Party, except that Distributor may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Fund without obtaining Intermediary’s written consent. For the avoidance of doubt, the Parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

19.    Notices. All notices and other communications to Distributor shall be sent to it at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal Department, or at such other address as Distributor may designate in writing. All notices and other communications to Intermediary shall be sent to it at the address set forth below or at such other address as Intermediary may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery.

20.    Authorization. Each Party represents to the other that (i) all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein and (ii) the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of it with respect to the execution of this agreement.

21.    Directed Brokerage Prohibitions. Neither Party shall direct Fund portfolio securities transactions or related remuneration to compensate Intermediary for any promotion or sale of Shares under this agreement. Distributor also will not directly or indirectly compensate Intermediary in contravention of Rule 12b-1(h) of the 1940 Act.

22.    Arbitration. Any controversy or claim arising out of or relating to this agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in New York, New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

23.    Miscellaneous. This agreement supersedes any other agreement between the Parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles and shall bind and inure to the benefit of the Parties and their respective successors and assigns. This agreement has been negotiated and executed by the Parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

FORESIDE FUND SERVICES, LLC

By:

Name:

Title:

[INTERMEDIARY NAME]

By:

Name:

Title:

Address of Intermediary:

Operations Contact:

Name:

Phone:

Email:

APPENDIX A

FORESIDE FUND SERVICES, LLC

SERVICE FEE AGREEMENT

ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC

This fee agreement (“Agreement”) is made and effective as of this    day of      20 , by and between Foreside Fund Services, LLC (“Distributor”) and [INTERMEDIARY NAME] (“Selling Group Member” or “Intermediary” and, together with Distributor, the “Parties”);

WHEREAS, Distributor and Intermediary have entered into a selling group member agreement dated as of       (“Selling Group Member Agreement”), which entitles Intermediary to serve as a selling group member of the Adams Street Private Equity Navigator Fund LLC for which Distributor serves as distributor; and

WHEREAS, Distributor and Intermediary wish to confirm Distributor’s and Intermediary’s understanding and agreement with respect to Rule 12b-1 payments to be made to Intermediary in accordance with the Selling Group Member Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. This Agreement confirms Distributor’s and Intermediary’s understanding and agreement with respect to Rule 12b-1 payments to be made to Intermediary in accordance with the Selling Group Member Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Selling Group Member Agreement.

2. From time to time during the term of this Agreement, Distributor may make payments to Intermediary pursuant to a distribution and servicing plan (the “Plan”) adopted by the Fund which operate(s) in a manner consistent with Rule 12b-1 of the 1940 Act. Intermediary shall furnish shareholder or administrative services to Intermediary’s customers who invest in and own Shares, including, but not limited to, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund’s transfer agent. With respect to such payments to Intermediary, Distributor shall have only the obligation to make payments to Intermediary after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Intermediary. The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1payments or other compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to Intermediary. If applicable, Intermediary hereby authorizes Distributor to pay Intermediary’s Clearing Agent such fees set forth under this section on Intermediary’s behalf. In such case, Intermediary acknowledges and agrees that after Distributor has made payment of such fees to Intermediary’s Clearing Agent on Intermediary’s behalf: (i) Intermediary’s Clearing Agent is solely responsible and liable for direct payment of such fees to Intermediary, and Distributor will not pay Intermediary directly, (ii) Distributor cannot guarantee payment by Intermediary’s Clearing Agent of such fees to Intermediary, and (iii) should Intermediary not receive payment of such fees from Intermediary’s Clearing Agent for any reason, Intermediary’s sole recourse is against Intermediary’s Clearing Agent.

3. Any such fee payments shall reflect the amounts described in the Fund’s Prospectus. Payments will be based on the average daily net assets of Shares which are owned by those customers of Intermediary whose records, as maintained by the Fund or the transfer agent, designate Intermediary’s firm as the customer’s intermediary of record. Intermediary represents that Intermediary is eligible to receive any such payments made to Intermediary under the Plan.

4. Intermediary agrees that all activities conducted under this Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority (“FINRA”).

5. Upon request, on a quarterly basis, Intermediary shall furnish Distributor with a written report describing the amounts payable to Intermediary pursuant to this Agreement and the purpose for which such amounts were expended. Distributor shall provide quarterly reports to the Board of amounts expended pursuant to the Plan and the purposes for which such expenditures were made. Intermediary shall furnish Distributor with such other information as shall reasonably be requested by Distributor in connection with Distributor’s reports to the Board with respect to the fees paid to Intermediary pursuant to this Agreement.

6. This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plan or in Rule 12b-1. This Agreement may be terminated, without penalty, by either Party upon ten (10) days’ prior written notice to the other Party. In addition, this Agreement will be terminated with respect to the Fund upon a termination of the relevant Plan or the Selling Group Member Agreement, if the Fund closes to new investments, or if Distributor’s Distribution Agreement with the Fund terminates.

7. This Agreement may be amended by Distributor from time to time by the following procedure. Distributor will mail a copy of the amendment to Intermediary at Intermediary’s address shown below. If Intermediary does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Intermediary’s objection must be in writing and be received by Distributor within such fifteen (15) days.

8. This Agreement and all the rights and obligations of the Parties shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles.

9. All notices and other communications shall be given as provided in the Selling Group Member Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

FORESIDE FUND SERVICES, LLC	[INTERMEDIARY NAME]

By:	By:

Name:	Name:

Title:	Title:

[Intermediary address]

APPENDIX B

Information Regarding the Provision of Shareholder Information Pursuant to Rule 22c-2

(a).    Agreement to Provide Information. Dealer shall provide the Fund, upon request, the taxpayer identification number (“TIN”), if known, (or in the case of a non U.S. shareholder, if the TIN is unavailable, the International Taxpayer Identification Number or other government issued identifier) of any or all Shareholder(s) who have purchased, redeemed, transferred, or exchanged Shares held through an account with Dealer and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

i.    Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

ii.    Form and Timing of Response. Dealer shall transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on the Dealer’s books and records, Dealer shall use best efforts to: (x) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, including a determination on whether any specific person about whom Dealer has received information, is itself a financial intermediary; or (y) if directed by the Fund, restrict or prohibit further purchases or exchanges of Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund. In such instance, Dealer shall inform the Fund whether it plans to perform (x) or (y). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

iii.    Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer.

(b)    Agreement to Restrict Trading. Dealer shall execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Shares (directly or indirectly through the Dealer’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

i.    Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

ii.    Timing of Response. Dealer shall execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

iii.     Confirmation by Dealer. Dealer must provide written confirmation to the Fund that instructions have been executed. Dealer shall provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)    Definitions. For purposes of this Appendix B:

i.    The term “Fund” includes the fund’s investment adviser, principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940 (the “1940 Act”).1

ii.     The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Dealer.

iii.    The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name or, alternatively, for use with retirement plan recordkeepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

iv.    The term “written” includes electronic writings and facsimile transmissions.

v.     The term “Dealer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

1. As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.